Exhibit 99.2

FIRST AMENDMENT TO MUTUAL SUPPORT AGREEMENT

This FIRST AMENDMENT (this “Amendment”) dated October 18, 2010 is entered into by and among Newcastle Partners, L.P. (“Newcastle”), Dieter Esch (“Esch”), Lorex Investments AG (“Lorex”), Brad Krassner (“Krassner”) and the Krassner Family Investments, L.P. (“Krassner L.P.”) (each of Esch, Lorex, Krassner and the Krassner L.P., a “Selling Party” and, collectively, the “Selling Parties”).

WHEREAS, the parties hereto (the “Parties”) entered into a Mutual Support Agreement (the “Agreement”) on August 26, 2008;

WHEREAS, concurrently with the execution hereof, the Parties, together with Wilhelmina International, Inc. (the “Company”), are entering in a Settlement Agreement, pursuant to which the Parties desire to amend the Agreement to provide for a procedure for the nomination, election and removal of independent members of the Board of Directors; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

I.           Board Size

Section I-D of the Agreement is hereby amended to read in its entirety as follows:

D.
Effective as of New Century’s annual stockholder meeting in 2010 (the “2010 Annual Meeting”) and so long as the Agreement remains in effect, the parties hereto agree that they will vote to, and that they will use their commercially reasonable efforts to cause their representatives to the New Century Board of Directors to, vote to maintain the size of its Board of Directors at seven (7) persons, unless the NP Representatives, the Esch Representative and the Krassner Representative agree that the Board of Directors can be expanded in excess of seven (7).

II.           Independent Nominees

The following Sections I-E, I-F, I-G, I-H, I-I, I-J and I-K shall be added to the Agreement:

E.
In addition to provisions of Section I-A, Newcastle and each of the Selling Parties agree to use their commercially reasonable efforts to cause their representatives on the Board of Directors of New Century to vote to nominate and recommend the election of the following persons to be members of the Board of Directors at each meeting of New Century’s Board of Directors, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting, relating to the nomination of directors with respect to any annual meeting of stockholders:

1.
One NP Independent Representative.  The “NP Independent Representative” means with respect to each annual meeting of stockholders beginning with the 2010 Annual Meeting, except in the case of the re-nomination of a Continuing NPIR Nominee (as defined below), one individual selected by Esch and Krassner mutually from the Newcastle QUI List (as defined below) in accordance with Sections I-G and I-J below; provided that if Esch and Krassner do not agree on such individual, Newcastle shall choose between the selections of each of Esch and Krassner from the Newcastle QUI List or (c) in the event Newcastle desires that a Continuing NPIR Nominee be re-nominated for an additional term, the Continuing NPIR Nominee.  A “Continuing NPIR Nominee” shall mean a Qualifying Unaffiliated Individual (as defined in Section I-H) then serving on New Century’s Board of Directors whose initial nomination or appointment as a director was previously approved by Esch and Krassner pursuant to Sections I-G and I-J below.

2.
One Seller Independent Representative.  The “Seller Independent Representative” means with respect to each subsequent annual meeting of stockholders beginning with the 2010 Annual Meeting, except in the case of the re-nomination of a Continuing SIR Nominee (as defined below), one individual selected by Newcastle from the Seller QUI List (as defined below) in accordance with Sections I-G and I-J below or (c) in the event Esch and Krassner mutually desire that a Continuing SIR Nominee be re-nominated for an additional  term, the Continuing SIR Nominee.  A “Continuing SIR Nominee” shall mean a Qualifying Unaffiliated Individual then serving on New Century’s Board of Directors whose initial nomination or appointment as a director was previously approved by Newcastle pursuant to Sections I-G and I-J below.  The Seller Independent Representative and Newcastle Independent Representative shall be referred to herein collectively as the “Independent Representatives”.

F.
In the event of a vacancy on New Century’s Board of Directors caused by the death, incapacity, resignation or removal of an individual designated pursuant to Section I-E and which the Board of Directors will fill, Newcastle and each of the Selling Parties agree to use their commercially reasonable efforts to cause their representatives on the Board of Directors of New Century to vote to appoint a director that meets the same criteria set forth in Section 1-E as the individual whose death, incapacity, resignation or removal caused such vacancy (i.e., if the departed director was a Seller Independent Representative, then the newly appointed individual shall be a replacement Seller Independent Representative and vice versa with respect to the NP Independent Representative).  The applicable Pre-Approving Party for the Independent Representative whose seat is vacant shall, within fifteen (15) business days of the event causing the vacancy, provide a QUI List as described in Section I-G below (or amend or supplement the most recent QUI List provided by that party so that such QUI List meets the requirements of Section I-G) from which the applicable Selecting Party will select a Seller Independent Representative or NP Independent Representative, as the case may be, in the manner provided in Section I-J below.

G.
On an annual basis (beginning with the 2010 Annual Meeting), each party (Newcastle, on the one hand, and Esch and Krassner jointly, on the other hand, each “Pre-Approving Party”) shall use diligent efforts to provide the other party (the “Selecting Party”) with a list containing  no less than four individuals (i) at least two of whom qualify as Enhanced QUIs (as defined below) and are identified as such and (ii) all of whom qualify as Qualifying Unaffiliated Individuals (as defined below), together with phone and email contact details for each listed individual, and a representation that to the best knowledge of the Selecting Party after reasonable investigation, each of the individuals named on the list is a Qualified Unaffiliated Individual or an Enhanced QUI, as the case may be (such list, a “QUI List”; the QUI List provided by Newcastle, the “Newcastle QUI List”, and the QUI List provided by the Sellers, the “Seller QUI List ; and the   annual delivery of a QUI List by either party, the “Annual QUI Notice”); provided that, if Esch and Krassner are unable to agree on four qualifying individuals for purposes of the Seller QUI List, then each shall pre-approve one Enhanced QUI and one Qualified Unaffiliated Individual for such list (which four individuals in total shall comprise the Seller QUI List).  Beginning with the 2012 Annual Meeting of Stockholders, the Annual QUI Notice shall be delivered by the Pre-Approving Party to the Selecting Party no later than the date that is seventy-five (75) calendar days prior to the mailing date for the proxy statement for the prior year’s annual meeting; provided that, the failure of a Pre-Approving Party to provide to the applicable Selecting Party a complete QUI List on a timely basis in accordance with the foregoing (or pursuant to the last sentence hereof) shall not result in a party losing its right to deliver a pre-approved list of candidates for its applicable Independent Representative under this Section I-G unless, on the advice of outside counsel to New Century (such advice, a “Delay Determination”), such delay (if continued) would, in light of Proxy Statement Requirements (as defined below), materially limit the Selecting Party’s ability to appropriately consider (including to interview) each candidate on the applicable QUI List delivered to it and make an informed selection under Section I-J hereof. In the event that a Delay Determination is made, the applicable Selecting Party shall choose a candidate from the prior year’s QUI List delivered by the Pre-Approving Party (which selection may be a Continuing NPIR Nominee or Continuing SIR Nominee).    Notwithstanding the foregoing or anything to the contrary: (1) with respect to the 2010 Annual Meeting of Stockholders, each Pre-Approving Party shall provide the relevant QUI List to the Selecting Party no later than one week following the execution date of the First Amendment to this Agreement; (2) with respect to the 2011 Annual Meeting of Stockholders (the “2011 Meeting”), each Pre-Approving Party shall provide the relevant QUI List to the Selecting Party no later than  February 15, 2011, (3) with respect to the 2011 Meeting and each subsequent annual meeting, if Newcastle desires that the Continuing NPIR Nominee be re-nominated, then, in lieu of delivering a Newcastle QUI List to Esch and Krassner, Newcastle shall be deliver to Esch and Krassner notice of such re-nomination within the time frame set forth above with respect to the Annual QUI Notice and (4) with respect to the 2011 Meeting and each subsequent annual meeting, if Each and Krassner mutually desire to re-nominate the Continuing SIR Nominee, then, in lieu of delivering a Seller QUI List to Newcastle, Esch and Krassner shall be deliver to Newcastle notice of such re-nomination within the time frame set forth above with respect to the Annual QUI Notice.

H.
For purposes of this Agreement: (A) a “Qualifying Unaffiliated Individual” means an individual that (i) meets Nasdaq’s independent director standards, (ii) is not an Affiliate of any Seller Party, Newcastle or New Century or a holder of 5% or more of any class of equity interests in any Seller Party or Newcastle or any of their Affiliates (other than New Century) and (iii) has or maintains no Economic Relationship (as defined below) with any Seller Party, Newcastle, New Century or any Affiliate of the foregoing, where (B) an individual is considered to have an “Economic Relationship” with another Person if such individual (or any Affiliate thereof) receives (or has received in the prior five years) a material direct financial benefit from such other Person (e.g., material salary or fees (including but not limited to director or consultant fees), material contractual payments under a commercial contract, equity or debt investment proceeds, etc.); (C) “Proxy Statement Requirements” shall mean the requirement of the Board of Directors to finalize a slate of director candidates in order to satisfy on a timely basis applicable annual meeting or proxy statement filing requirements under Section 211 of the Delaware General Corporation Law (the “DGCL”) or federal securities laws; and (D) “material” shall mean $5,000 or more; provided, however, that any payment of $1,000 or more to any individual on any QUI List and any Seller Party, Newcastle, New Century or any Affiliate of the foregoing shall be disclosed on such QUI List. Notwithstanding anything to the contrary, an individual shall not be disqualified from being a Qualifying Unaffiliated Individual solely by virtue of concurrently serving or having served on the same board of directors of any company (other than a company in which any Seller Party, Newcastle or New Century or Affiliate thereof holds a 5% or greater equity interest) with any Seller Party, Mark Schwarz or any other Newcastle Representative.

I.
For purposes of this Agreement: (A) an “Enhanced QUI” means an individual that (i) meets the Qualifying Unaffiliated Individual standard set forth above and (ii) is not a Close Long Time Personal Friend (as defined below) of a Pre-Approving Party; (B) a “Close Long Time Personal Friend” of a Pre-Approving Party means an  individual who has had Meaningful Social Contact (as defined below) on at least a monthly basis for at least ten months out of every year  starting 1990 or earlier up to the present with Krassner or Esch (if Krassner and Esch are the Pre-Approving Parties) or with Mark Schwarz, John Murray or Evan Stone (if Newcastle is the Pre-Approving Party) (for purposes of this Section I-I only, Krassner or Esch, on the one hand, or Mark Schwarz, Evan Stone or John Murray, on the other hand, are referred to as the “Relevant Principals”);  and (C) “Meaningful Social Contact” means in-person, pre-arranged (between the Relevant Principals and the Close Long Time Personal Friend) social contact that is one-on-one or involves a group of no more than ten (10) people and which (1) focuses principally on non-professional and non-business related topics  and (2) occurs in a non-professional setting  (e.g., residential setting, restaurant, etc.); provided that, without limitation, (a) any spontaneous contact (e.g., “running into” each other) in any location (whether or not occurring with frequency) and (b) contact occurring in larger group social setting or event not organized by a Relevant Principal or the Close Long Time Personal Friend or spouse of either or Close Long Time Personal Friend of both (e.g., a party at a third party’s home or club, a class,  football game, concert, etc.) are expressly excluded as “Meaningful Social Contact”.

J.
Following delivery of a QUI List by a Pre-Approving Party (including a notification of any selection (1) pursuant to the Annual QUI Notice or (2) for purposes of filling a vacancy under Section I-F), a Selecting Party shall have 45 calendar days to select one individual from the relevant QUI List delivered to such Selecting Party for the applicable Independent Representative.  If a Selecting Party desires to conduct in-person interviews of one or more candidates listed on the relevant QUI List, the Selecting Party shall be permitted to conduct such in-person interviews at the Company’s reasonable expense (consistent with the Company’s travel policy); provided that (1) the Selecting Party shall endeavor to promptly schedule such interviews following receipt of the relevant QUI List, (2) a Selecting Party shall use diligent efforts to conduct all such in-person interviews on no more than two days (in other words, back-to-back interviews), and (3) such in person interviews shall be conducted in Dallas, Texas and/or New York City, unless the Company consents otherwise (consent not to be unreasonably withheld).  Notwithstanding anything to the contrary, if the Selecting Party fails to inform the Company of its selection of the applicable Independent Representative within such forty-five (45) day period (other than in the case of a Delay Determination or a Failed Substitution (as defined below)), the Pre-Approving Party shall have the right to select the relevant nominee from the QUI List provided by such Pre-Approving Party; provided that, if (a) the reason for such delay is a disagreement between Esch and Krassner as to the identity of NP Independent Representative and (b) each of Esch and Krassner have notified the Company of a selection from the Newcastle QUI List within the forty-five (45) day period, then Newcastle shall select the NP Independent Representative from between the two candidates selected by Esch and Krassner.

K.
A Selecting Party may challenge the fact that at least two individuals on an applicable QUI List failed to meet the Enhanced QUI standard on the basis that an individual is a Close Long Time Personal Friend of a Pre-Approving Party; provided that any such challenge must be on a good faith, reasonable basis based on actual facts that have come to light or were discovered by the objecting party which indicate that the challenged individual meets the definition of a Close Long Time Personal Friend. If a challenging party presents facts in writing that establish that a challenged nominee who was presented as an Enhanced QUI is a Close Long Time Personal Friend within the definition set forth in Section I-I, then the party proposing that an individual shall promptly propose another nominee who satisfies the definition of an Enhanced QUI (such substitution, a “Substitute Nominee"). If a challenging party does not present such facts, the party proposing the applicable nominee shall be under no obligation to withdraw or substitute the applicable nominee.  Nothing in this Section I-K (including the fact that any challenge to individual on a QUI List is contemplated, pending or made) shall excuse a Selecting Party's failure to review and interview any other nominees on a QUI List proposed by a Pre-Approving Party or any Substitute Nominee, except for a Pre-Approving Party's failure to timely propose a Substitute Nominee (such event, a “Failed Substitution”).

III.           General Voting Provisions

Section III-A and III-B shall be amended to read in their entirety as follows:

A.
At any vote of the stockholders of New Century (whether at any meeting, or at any adjournment or adjournments thereof, or pursuant to any action by written consent in lieu of a meeting) pursuant to which New Century directors are to be elected, each Selling Party agrees to vote (or cause to be voted) all Seller NCEH Shares which such Selling Party has the right to vote in favor of (i) the required number of NP Representatives, Esch Representatives and Krassner Representatives pursuant to Article I-A and (ii) each of the NP Independent Representative and Seller Independent Representative pursuant to Article I-E, or, if the entire Board is not then up for election, in favor of the applicable individual(s) such that the composition of the Board of Directors would include (a) the required number of  NP Representatives, Esch Representatives and Krassner Representatives pursuant to Article I-A and (b) each of the NP Independent Representative and Seller Independent Representative pursuant to Article I-E.

B.
Selling Parties shall vote, and shall use commercially reasonable efforts to cause the Seller Representatives and any other representative thereof to so vote, in favor of (a) the nomination and/or appointment of individuals to the Board of Directors in a manner consistent with the provisions of Section I-A and I-E above and (b) if Newcastle so requests in writing to the Selling Parties, the calling of a meeting or other action to effect the removal of any NP Representative(s) requested by Newcastle, in any New Century Board of Directors meeting in which any Selling Party, the Seller Representative or any other representative of Selling Party has a vote.

Paragraph 3. of Section III-C shall be added to the Agreement as follows:

3.
Without limiting the provisions of paragraph (2) above, the Selling Parties shall not propose, and shall use their respective commercially reasonable efforts not to permit (and shall vote all Seller NCEH Shares against), (a) any amendment to New Century’s Certificate of Incorporation or By-laws or the adoption of any other corporate measure that (i) reduces or fixes the size of the Board below seven (7) directors or increases or fixes the size of the Board in excess of seven (7) directors (unless the parties otherwise agree pursuant to Article I-D) or (ii) provides that directors shall be elected other than on an annual basis and (b) the removal of any NP Representative, the NP Independent Representative or the Seller Independent Representative elected or appointed to the Board, unless Newcastle votes in favor of such removal.  The Selling Parties further agree not to seek to advise, encourage or influence (or form, join or in any way participate in any “group” or act in concert with) any other Person with respect to the voting of any New Century voting securities inconsistent with the foregoing sentence.

Section III-F shall be added to the Agreement as follows:

F.
In furtherance of the Selling Parties’ agreement above, each Selling Party hereby irrevocably (until the termination of such Selling Party’s obligations under this Article III in accordance with this Agreement) grants to, and appoints, Mark Schwarz (agent for Newcastle) and any designee of Newcastle, as Newcastle’s attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of such Selling Party’s Seller NCEH Shares at any meeting of the stockholders of New Century (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of New Century, on the matters and in the manner specified in this Article III (provided that this proxy shall not apply to the matters referred to in Article III(C)(2)).  THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE WITH RESPECT TO A SELLING PARTY (UNTIL SUCH SELLING PARTY’S OBLIGATIONS UNDER THIS ARTICLE III HAVE TERMINATED IN ACCORDANCE WITH THIS AGREEMENT) AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY.  The foregoing proxy of Seller Party shall be terminated and revoked as of the termination of such Selling Party’s obligations under this Article III in accordance with this Agreement.

Section IV-A and IV-B shall be amended to read in their entirety as follows:

A.
At any vote of the stockholders of New Century (whether at any meeting, or at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting) pursuant to which New Century directors are to be elected, Newcastle agrees to vote (or cause to be voted) all Newcastle NCEH Shares which Newcastle has the right to so vote  in favor of (i) the required number of NP Representatives, Esch Representatives and Krassner Representatives pursuant to Article I-A and (ii) each of the NP Independent Representative and Seller Independent Representative pursuant to Article I-E or, if the entire Board is not then up for election, in favor of the applicable individual(s) such that the composition of the Board of Directors would include (a) the required number of  NP Representatives, Esch Representatives and Krassner Representatives pursuant to Article I-A and (b) each of the NP Independent Representative and Seller Independent Representative pursuant to Article I-E.

B.
Newcastle shall vote, and shall use commercially reasonable efforts to cause the NP Representatives and any other representative thereof to so vote, in favor of (a) the nomination and/or appointment of individuals to the Board of Directors in a manner consistent with the provisions of Section I-A and Section I-E above and (b) if a Selling Party so requests in writing to Newcastle, the calling of a meeting or other action to effect the removal of the representative of such Selling Party requested by such Selling Party, in any New Century Board of Directors meeting in which Newcastle, the NP Representatives or any other representative of Newcastle has a vote.

Paragraph 3. of Section IV-C shall be added to the Agreement as follows:

3.
Without limiting the provisions of paragraph (2) above, Newcastle shall not propose, and shall use its respective commercially reasonable efforts not to permit (and shall vote all Newcastle NCEH Shares against), (a) any amendment to New Century’s Certificate of Incorporation or By-laws or the adoption of any other corporate measure that (i) reduces or fixes the size of the Board below seven (7) directors or increases of fixes the size of the Board in excess of seven (7) directors (unless the parties otherwise agreement pursuant to Article I-D) or (ii) provides that directors shall be elected other than on an annual basis and (b) the removal of the Esch Representative, the Krassner Representative,  the  Seller Independent Representative or the NP Independent Representative elected or appointed to the Board, unless the Seller Party stockholders vote in favor of such removal.  Newcastle further agrees not to seek to advise, encourage or influence (or form, join or in any way participate in any “group” or act in concert with) any other Person with respect to the voting of any New Century voting securities inconsistent with the foregoing sentence.

Section IV-F shall be added to the Agreement as follows:

In furtherance of the Newcastle’s agreement above, Newcastle hereby irrevocably (until the termination of Newcastle’s obligations under this Article IV in accordance with this Agreement) grants to, and appoints, [Dieter Esch] (agent for the Seller Parties) and any designee of the Seller Parties jointly, as attorney for Newcastle, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of Newcastle’s Newcastle NCEH Shares at any meeting of the stockholders of New Century (whether annual or special and whether or not an adjourned or postponed meeting), and in any action by written consent of the stockholders of New Century, on the matters and in the manner specified in this Article IV (provided that this proxy shall not apply to the matters referred to in Article IV(C)(2)).  THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE (UNTIL NEWCASTLE’S OBLIGATIONS UNDER THIS ARTICLE IV HAVE TERMINATED IN ACCORDANCE WITH THIS AGREEMENT) AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY.  The foregoing proxy of Newcastle shall be terminated and revoked as of the termination of Newcastle’s obligations under this Article IV in accordance with this Agreement.

IV.           Termination

Section X-B is hereby amended to read in its entirety as follows

B.      The rights and obligations of the parties hereto under Sections I,  III and IV shall terminate to the extent provided in the following clauses: (i) with respect to the rights and obligations of (or with respect to) Esch, Lorex and the Esch Representative (including but not limited Esch’s right to designate the Esch Representative pursuant to Article I-A, Esch’s right to select the Seller Independent Representative pursuant to Article I-E and any requirements of the other parties to vote for, or cause their representatives or designees to vote for, the nomination or election of any representative or designee of Esch to New Century’s Board of Directors pursuant to Articles III and IV), on the date that Esch and his Affiliates own, in the aggregate, less than 5% of the outstanding shares of NCEH Common Stock, (ii) with respect to the rights and obligations of (or with respect to) Krassner, the Krassner L.P. and the Krassner Representative (including but not limited Krassner’s right to designate the Krassner Representative pursuant to Article I-A, Krassner’s right to select the Seller Independent Representative pursuant to Article I-E and any requirements of the other parties to vote for, or cause their representatives or designees to vote for, the nomination or election of any representative or designee of Krassner to New Century’s Board of Directors pursuant to Articles III and IV), on the date that Krassner and his Affiliates own, in the aggregate, less than 5% of the outstanding shares of NCEH Common Stock, and (iii) with respect to the rights and obligations of (or with respect to) Newcastle and the NP Representatives, the date Newcastle and its Affiliates own less than 5% of the outstanding shares of NCEH Common Stock (including but not limited Newcastle’s right to designate the NP Representatives pursuant to Article I-A, Newcastle’s right to select the NP Independent Representative pursuant to Article I-E and any requirements of the other parties to vote for, or cause their representatives or designees to vote for, the nomination or election of any representative or designee of Newcastle to New Century’s Board of Directors pursuant to Articles III and IV); provided that, notwithstanding the foregoing, if a party proposes to Transfer shares of NCEH Common Stock subject to any agreement, arrangement or understanding that provides for (i) the re-possession or re-purchase of all or  any portion of the transferred shares by such party at a later date, (ii) a lien on all or any portion of the transferred shares in favor of such party or (iii) such party’s continuing beneficial ownership of all or any portion of the transferred shares (including by way of a continuing direct or indirect pecuniary interest therein) (as such terms are interpreted under the Securities Exchange Act of 1934), the transferring party shall be in breach of this Agreement if it does not require, as a condition to such Transfer, that effective upon such Transfer the transferee(s) become bound by all obligations under this Agreement (including but not limited to Sections I-D, III-C and IV-C) pursuant to a document reasonably satisfactory to the other parties to this Agreement (it being clearly understood that no such transferee shall enjoy any of the rights, including but not limited to rights to representation on New Century’s Board of Directors, set forth herein), unless the other parties hereto consent.

V.	Counterparts.

This Amendment may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

VI.	Entire Agreement

Except as provided herein, the Mutual Support Agreement remains unchanged and in full force and effect.  This Amendment constitutes the entire agreement of the parties hereto with respect to the first amendment of Mutual Support Agreement.

VII.	Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

VIII.	Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IX.	Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the undersigned on the day and year first written above.

NEWCASTLE PARTNERS, L.P.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	General Partner

/s/ Dieter Esch
Name: Dieter Esch

LOREX INVESTMENTS AG

By:	/s/ Peter Marty
	Name:	Peter Marty
	Title:	Director

/s/ Brad Krassner
Name: Brad Krassner

KRASSNER FAMILY INVESTMENTS, L.P.

By:	/s/ Brad Krassner
	Name:	Brad Krassner
	Title:	General Partner